Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. ANNOUNCES PRICING OF

PRIVATE ADD-ON OFFERING OF SENIOR NOTES

NEW YORK, NY, March 16, 2017 – Mercer International Inc. (Nasdaq: MERC, TSX: MERC.U) (the “Company”) today announced the pricing of its previously announced offering of $25.0 million aggregate principal amount of 6.500% senior notes due 2024 (the “Additional Notes”). The Additional Notes are being offered and sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.

The Additional Notes are being issued at a price of 100% of their principal amount, plus accrued interest, if any, from February 3, 2017. The net proceeds from the offering, along with cash on hand, will be used to finance the Company’s acquisition of substantially all of the assets comprising a sawmill and bio-mass power plant located near Friesau, Germany and for general working capital purposes.

The Additional Notes are being offered as additional notes under the indenture, dated as of February 3, 2017, pursuant to which the Company previously issued $225 million aggregate principal amount of 6.500% senior notes due 2024 (the “Existing Notes”). The Additional Notes will have the same CUSIP number as, and are expected to be fully fungible with, rank equally with and form a single series with, the Existing Notes. The offering of the Additional Notes is expected to close on or around March 27, 2017, subject to the satisfaction of customary closing conditions.

The Additional Notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Additional Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

Mercer International Inc. is a global pulp manufacturing company.

The preceding contains “forward looking statements” within the meaning of federal securities laws and is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding preliminary estimated financial results, the Company’s intentions regarding the consummation of the offering of Additional Notes, the intended use of proceeds and the Company’s proposed acquisition. “Forward looking statements” involve unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. These statements are based on the Company’s management’s estimates and assumptions with respect to future events, which include uncertainty as to its ability to consummate the offering of Additional Notes or complete its proposed acquisition, which estimates are believed to be reasonable, though inherently uncertain and difficult to predict. A discussion of factors that could cause actual results to vary is included in the Company’s Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

David M. Gandossi, FCPA, FCA

Chief Executive Officer

(604) 684-1099